                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by Registrant [_]
Filed by a party other than the Registrant [X]

Check the appropriate box:
[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 WELLMAN, INC.
                (Name of Registrant as Specified In Its Charter)

                                 Wellman, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  ---------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

  ---------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

  ---------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

  ---------------------------------------------------------------

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  -------------------------------------

  (2) Form, Schedule or Registration Statement No.:

  -------------------------------------

  (3) Filing Party:

  -------------------------------------

  (4) Dated Filed:
    April 18, 1994
  -------------------------------------

                                 WELLMAN, INC.

                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 1994

To the Stockholders of Wellman, Inc.

  Notice is hereby given that the Annual Meeting of the Stockholders of Wellman, Inc. (the "Corporation") will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Tuesday, May 17, 1994 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

    (1) To elect directors of the Corporation for the ensuing year, and until their successors are elected and qualified.

    (2) To approve certain amendments to the Corporation's 1985 Incentive Stock Option Plan, including the increase by 1,500,000 of the number of shares of Common Stock that may be issued pursuant to the Plan.

    (3) To ratify the selection by the Board of Directors of Ernst & Young as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 1994.

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof, including consideration of the stockholder proposal set forth in the accompanying proxy statement, if such proposal is presented at the meeting.

                                          By Order of the Board of Directors,

                                          DAVID K. DUFFELL
                                          Secretary

April 18, 1994
Mailed at New York, New York

  PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                 WELLMAN, INC.

                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 1994

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Wellman, Inc. (the "Corporation") to be held on May 17, 1994 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 1994 will be entitled to vote. The stock transfer books will not be closed.

  Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any stockholder giving a proxy in such form has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702. Any such proxy, if received in time for the voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director, in favor of Proposals 2 and 3, and against the Stockholder Proposal referred to herein.

  As of March 31, 1994, the Corporation had outstanding and entitled to vote 32,883,942 shares of Common Stock. Each share of such stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting with all holders of Common Stock voting as one class. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the ratification of accountants, the amendment of the option plan and the stockholder proposal will have the same legal effect as a vote against such matter. Under the rules of the New York Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of accountants. Broker non-votes will have no effect on the outcome of the election of directors, the ratification of accountants and the amendment of the option plan. Broker non-votes will have the same legal effect as a vote against the stockholder proposal.

  The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted in determining if a quorum is present. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

  As of March 31, 1994, insofar as is known to the management of the Corporation, the following persons owned beneficially more than 5% of the outstanding Common Stock of the Corporation, the only capital stock of the Corporation currently outstanding. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.

        NAME AND ADDRESS                                NUMBER OF SHARES PERCENT
        ----------------                                ---------------- -------
Merrill Lynch & Co., Inc. .............................    2,367,997(1)   7.2%
World Financial Center, North Tower
250 Vessey Street
New York, NY 10281
Merrill Lynch Group, Inc. .............................    2,365,797(1)   7.2%
World Financial Center, North Tower
250 Vessey Street
New York, NY 10281
Princeton Services, Inc. ..............................    2,350,636(1)   7.1%
800 Scudders Mill Road
Plainsboro, NJ 08536
Merrill Lynch Asset Management, L.P. ..................    2,350,636(1)   7.1%
800 Scudders Mill Road
Plainsboro, NJ 08536
Merrill Lynch Capital Fund, Inc. ......................    2,000,000(1)   6.1%
800 Scudders Mill Road
Plainsboro, NJ 08536
American Express Company...............................    1,694,086(2)   5.2%
American Express Tower
World Financial Center
New York, NY 10285
IDS Financial Corporation..............................    1,679,430(2)   5.1%
IDS Tower 10
Minneapolis, MN 55440
Brinson Partners, Inc. ................................    1,635,000      5.0%
209 South LaSalle
Chicago, IL 60604-1295
Brinson Trust Company..................................      402,000      1.2%
209 South LaSalle
Chicago, IL 60604-1295

- --------
(1) According to the joint Schedule 13G of Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Merrill Lynch Asset Management, L.P. and Merrill Lynch Capital Fund, Inc. on file with the Securities and Exchange Commission ("SEC"), each of these entities has shared voting and dispositive power with respect to these shares and disclaims beneficial ownership thereof.
(2) According to their joint Schedule 13G on file with the SEC, American Express Company and IDS Financial Corporation have shared voting power with respect to 434,300 and 434,300 shares, respectively, and shared dispositive power with respect to 1,694,086 and 1,679,430 shares, respectively. American Express Company disclaims beneficial ownership of these shares and IDS Financial Corporation disclaims beneficial ownership of 14,656 of these shares.

  The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 18, 1994.

                             ELECTION OF DIRECTORS

  The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

  All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.


                               PRINCIPAL OCCUPATION DURING          DIRECTOR
   NAME AND AGE                    THE PAST FIVE YEARS               SINCE
   ------------                ---------------------------          --------
Thomas M. Duff, 46....... President, Chief Executive Officer and August, 1985
                          director of the Corporation since its
                          inception in 1985.

C. William Beckwith, 62.. Vice President of the Corporation      November, 1988
                          since its acquisition of Wellman
                          International Limited ("WIL") in
                          March, 1987. From 1972 until present,
                          Chief Executive Officer of WIL.

Peter H. Conze, 73....... Retired. From 1956 until retirement in  March, 1988
                          1983, various positions with Celanese
                          Corp. (a chemicals and synthetic
                          fibers company), including consultant
                          from 1979 until 1983 and Vice Chairman
                          and director from 1970 until 1978.

Allan R. Dragone, 68..... Retired. From January, 1988 until       August, 1990
                          November, 1989, Chairman of the Board
                          of Fiber Industries, Inc. From 1986
                          until 1990, President and Chief
                          Executive Officer of Akzo America,
                          Inc., the U.S. subsidiary of the Dutch
                          conglomerate Akzo N.V. Also a director
                          of Arcadian Chemical Corporation,
                          American Cyanamid, Purina Mills Inc.
                          and General Waterworks Corporation.
Richard F. Heitmiller,
 65...................... Consultant since 1982. From 1971 until November, 1988
                          1982, various executive positions with
                          Arthur D. Little, Inc. (management
                          consultants) and Vice President of its
                          Decision Resources subsidiary.

                               PRINCIPAL OCCUPATION DURING          DIRECTOR
   NAME AND AGE                    THE PAST FIVE YEARS                SINCE
   ------------                ---------------------------          --------
Jonathan M. Nelson, 37..  Co-Chairman of Providence Ventures      August, 1985
                          Inc. (investment advisor) since its
                          inception in 1990. Managing Director
                          of Narragansett Capital, Inc.
                          (investment advisor) since its
                          inception in 1986. Also a general
                          partner of the general partner of
                          Providence Media Partners L.P.
                          (venture capital fund). Also a general
                          partner of the general partner of
                          Narragansett Capital Partners-A and -
                          B, L.P. (venture capital funds)
                          ("NCPAB").
James E. Rogers, 48.....  Managing Director of SCI Investors     September, 1993
                          Inc. (investment company) since April,
                          1993 and Chairman of Custom Papers
                          Group Inc. (a paper manufacturer)
                          since November, 1993. From 1991 until
                          1993, President and Chief Executive
                          Officer of Specialty Coatings
                          International (a manufacturer). From
                          1971 until 1991, various positions
                          with James River Corporation and its
                          subsidiaries (a paper manufacturer),
                          including Senior Vice President from
                          1982 until 1991. Mr. Rogers is also a
                          director of Owens & Minor, Inc. (a
                          medical and surgical supplies
                          distributor) and Caraustar Industries,
                          Inc. (a paper recycler).
Raymond C. Tower, 69....  Retired. From 1977 until retirement in  August, 1990
                          1990, President and Chief Operating
                          Officer of FMC Corp. (a manufacturer
                          of machinery and chemicals). Also a
                          director of Morton International Inc.,
                          Inland Steel Industries, Inc. and
                          Household International, Inc.
Roger A. Vandenberg, 46.  President of Cariad Capital, Inc.       August, 1985
                          (investment adviser) since its
                          inception in 1992. Managing Director
                          of Narragansett Capital, Inc.
                          (investment advisor) since its
                          inception in 1986. Also a general
                          partner of the general partner of
                          NCPAB and a general partner of the
                          general partner of Narragansett First
                          Fund (a venture capital fund). Mr.
                          Vandenberg is also a director of
                          Monaco Coach Corporation (a
                          manufacturer of motor homes).

  Although the management does not expect that any of the persons named above will be unable to serve as a director, should any of them be unable to accept election, it is intended that the proxies will be voted for the election of a substitute nominee selected by the persons named in the proxy.

  The number of shares of the Corporation's Common Stock owned beneficially, directly or indirectly, as of March 31, 1994 by the nominees, by the executive officers named in the Summary Compensation Table below, and by all executive officers and directors as a group is as follows:

                                               AMOUNT
                                            BENEFICIALLY        PERCENTAGE OF
NAME                                           OWNED          COMMON STOCK(1)(2)
- ----                                        ------------      ------------------
Thomas M. Duff.............................    604,000(1)            1.8%
C. William Beckwith........................    116,000(1)               (3)
Peter H. Conze.............................      3,867(2)               (3)
Allan R. Dragone...........................      5,000(2)               (3)
Richard F. Heitmiller......................      5,000(2)               (3)
Jonathan M. Nelson.........................      7,000(2)               (3)
James E. Rogers............................      4,000(2)               (3)
Raymond C. Tower...........................      6,000(2)               (3)
Roger A. Vandenberg........................      9,000(2)(4)            (3)
Clifford J. Christenson....................    117,800(1)               (3)
James P. Casey.............................    138,170(1)               (3)
Paul D. Apostol............................     70,000(1)               (3)
All Directors and Executive Officers as a
 Group (16 persons)........................  1,277,322(1)(2)         3.8%

- --------
(1) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Wellman, Inc. 1985 Incentive Stock Option Plan: Mr. Duff, 225,000 shares; Mr. Beckwith, 115,000 shares; Mr. Christenson, 115,000 shares; Mr. Casey, 75,000 shares; Mr. Apostol, 70,000 shares; and all directors and executive officers as a group, 695,464 shares.
(2) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Wellman, Inc. Directors Stock Option Plan: Mr. Conze, 3,000 shares; Mr. Dragone, 3,000 shares; Mr. Heitmiller, 3,000 shares; Mr. Nelson, 3,000 shares; Mr. Rogers, 1,000 shares; Mr. Vandenberg, 3,000 shares; and all directors and executive officers as a group, 19,000 shares.
(3) Less than 1%.
(4) Includes 4,000 shares owned of record by Mr. Vandenberg, 1,000 shares held by a trust for the benefit of his two children and 1,000 shares owned of record by his wife as custodian for their two children.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has a Compensation Committee, currently comprised of Messrs. Dragone, Heitmiller and Nelson, which is responsible for reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met twice during the Corporation's last fiscal year.

  The Board of Directors has a Finance and Audit Committee, currently comprised of Messrs. Conze, Tower and Vandenberg, which is responsible for reviewing the Corporation's internal auditing procedures and accounting controls and considering the selection and independence of the Corporation's outside auditors. The Finance and Audit Committee met twice during the Corporation's last fiscal year.

  The Board of Directors has a Nominating Committee, currently comprised of Messrs. Dragone, Heitmiller and Tower, which is responsible for considering the qualifications and recommending to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation. The Nominating Committee met once during the Corporation's last fiscal year.

  The Corporation's Board of Directors held a total of eight meetings during 1993. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS COMPENSATION

  Each director of the Corporation who is not an employee receives fees of $21,000 per year, plus $1,500 for each Board or committee meeting attended in person and $750 for each telephonic meeting attended. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

  The Corporation maintains a Restricted Stock Plan pursuant to which each non-employee director of the Corporation is eligible to receive a total of 2,000 shares of the Corporation's Common Stock which vest over a period of three years commencing on the date he was first elected to the Board, provided he has continuously served as a director for the preceding twelve months.

  The Corporation also maintains a Directors Stock Option Plan pursuant to which each non-employee director of the Corporation is eligible to receive annually options to acquire 1,000 shares of the Corporation's Common Stock.

  In addition, upon voluntary retirement from the Board of Directors on or after age 65, non-employee directors who have served as directors for three or more years are entitled to receive retirement payments in an amount equal to the annual directors fee in effect at the date of retirement for a number of years equal to the total number of years served as a director of the Corporation.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation for the years ended December 31, 1991, 1992 and 1993 of the Corporation's chief executive officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                             COMPENSATION
                                   ANNUAL COMPENSATION          AWARDS
                               ---------------------------   ------------
                                                   OTHER      SECURITIES
                                                  ANNUAL      UNDERLYING  ALL OTHER
   NAME AND PRINCIPAL                             COMPEN-      OPTIONS/    COMPEN-
        POSITION          YEAR  SALARY   BONUS   SATION(1)     SARS(2)    SATION(3)
   ------------------     ---- -------- -------- ---------   ------------ ---------
Thomas M. Duff..........  1993 $560,000 $203,218  $47,960       30,000     $128,260
 President, CEO           1992 $500,000 $357,500  $43,819       30,000     $ 30,000
                          1991 $500,000 $  7,241  $36,813       50,000     $ 30,000

C.W. Beckwith...........  1993 $259,857 $ 92,159  $15,911       15,000        --
 Vice President;          1992 $249,392 $150,000  $18,621       20,000        --
 CEO of WIL               1991 $494,749 $ 21,381      --        20,000     $ 81,050

Clifford J. Christenson.  1993 $265,000 $ 96,166  $31,911(4)    25,000     $ 59,307
 Executive Vice Presi-    1992 $240,000 $171,600  $13,973       20,000     $ 30,000
 dent                     1991 $200,000 $ 50,000  $ 7,493       20,000     $ 23,975

James P. Casey..........  1993 $215,004 $109,839  $21,482       20,000     $ 47,621
 Vice President;          1992 $207,500 $154,960  $20,710       15,000     $ 30,000
 President of Fibers      1991 $191,250 $ 50,000  $18,140       10,000     $  5,000
 Division

Paul D. Apostol.........  1993 $196,875 $ 88,644  $24,627       15,000     $ 42,434
 Vice President,          1992 $184,375 $ 99,130  $15,322       15,000     $ 30,000
 Manufactured             1991 $168,750 $ 85,597  $13,416       10,000     $  5,000
 Products Group

- --------
(1) Includes the Corporation's contributions to life insurance premiums or payments in lieu thereof (Mr. Duff, $47,960; Mr. Beckwith, $15,911; Mr. Christenson, $21,111; Mr. Casey, $21,482; and Mr. Apostol, $24,627 in
    1993).
(2) None of the options granted were options with tandem SARs and no free-standing SARs were granted.
(3) Consists of the Corporation's contributions to employee retirement (Mr. Duff, $30,000; Mr. Beckwith, $-0-; Mr. Christenson, $27,642; Mr. Casey, $27,642; and Mr. Apostol, $30,000 in 1993), supplemental retirement (Mr. Duff, $98,260; Mr. Beckwith, $-0-; Mr. Christenson, $29,307; Mr. Casey, $17,621; and Mr. Apostol, $12,434 in 1993), and savings plans (Mr. Duff, $- 0-; Mr. Beckwith, $-0-; Mr. Christenson, $2,358; Mr. Casey, $2,358; and Mr. Apostol, $-0- in 1993).
(4) Includes $10,800 payment made to Mr. Christenson upon exercise of options converted into non-qualified options as compensation for taxes payable. See "Proposed Amendments to 1985 Incentive Stock Option Plan--Description of the Option Plan--Terms of Options".

  The following table sets forth certain information relating to option grants pursuant to the Corporation's 1985 Incentive Stock Option Plan (the "Option Plan") in the year ended December 31, 1993 to the individuals named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                          --------------------------------------------
                                           % OF
                           NUMBER OF       TOTAL
                           SECURITIES   OPTIONS/SARS
                           UNDERLYING    GRANTED TO  EXERCISE
                            OPTIONS/     EMPLOYEES   OR BASE  EXPIRA-    GRANT
                              SARS       IN FISCAL    PRICE     TION     DATE
   NAME                   GRANTED(1)(2)     YEAR      ($/SH)    DATE   VALUE (3)
   ----                   ------------- ------------ -------- -------- ---------
Thomas M. Duff..........     30,000         8.5      $17.375  12/15/04 $283,039
C.W. Beckwith...........     15,000         4.2      $17.375  12/15/04 $141,519
Clifford J. Christenson.     25,000         7.1      $17.375  12/15/04 $235,866
James P. Casey..........     20,000         5.7      $17.375  12/15/04 $188,693
Paul D. Apostol.........     15,000         4.2      $17.375  12/15/04 $141,519

- --------
(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.
(2) All options granted to the named executive officers were granted on December 15, 1993 pursuant to the Option Plan. The options become exercisable in 20% increments on December 15, 1994, 1995, 1996, 1997 and 1998, respectively. If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.
(3) Based on the Black-Scholes option pricing model. The Corporation's use of this model should not be construed as an endorsement of its accuracy at valuing options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions:

      Stock price......................................................  $17.375
      Exercise price...................................................  $17.375
      Expected option term............................................. 10 years
      Stock price volatility...........................................    .3591
      Dividend yield...................................................     .64%
      Risk-free interest rate..........................................     6.1%

  The following table sets forth certain information with respect to option exercises in 1993 and unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUES

                                                           NUMBER OF                 VALUE OF
                                                     SECURITIES UNDERLYING          UNEXERCISED
                                                          UNEXERCISED              IN-THE-MONEY
                                                        OPTIONS/SARS AT           OPTIONS/SARS AT
                                                            FY-END                  FY-END (1)
                                                   ------------------------- -------------------------
                          SHARES ACQUIRED  VALUE
   NAME                     ON EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                   --------------- -------- ----------- ------------- ----------- -------------
Thomas M. Duff..........         -0-           -0-   112,000      113,000     $ 48,375      $62,250
C.W. Beckwith...........         -0-           -0-    59,000       56,000     $155,625      $29,375
Clifford J. Christenson.      22,160      $307,420    49,000       66,000     $ 18,750      $43,125
James P. Casey..........         -0-           -0-    28,000       47,000     $  7,875      $32,750
Paul D. Apostol.........         -0-           -0-    28,000       42,000     $  7,875      $25,875

- --------
(1) Based on the closing price on the New York Stock Exchange of the Corporation's Common Stock on December 31, 1993 ($18.75).

  Pension Plan. The Corporation's subsidiary, Fiber Industries, Inc. ("FII"), maintains the Fiber Industries, Inc. Retirement Income Plan (the "Pension Plan"), a tax-qualified defined benefit pension plan for eligible employees of FII, which included Messrs. Casey and Apostol. Effective July 1, 1991, no additional employees became Participants in the Pension Plan.

  Participants are entitled to a monthly retirement benefit if they retire (i) at or after age 65 (normal retirement age) or (ii) at or after age 55 with either five or ten years of vesting service depending on whether they retire directly from employment with FII or are transferred Celanese employees. Participants whose employment with FII terminates after five years of vesting service will also be eligible for a monthly retirement benefit. If benefits are paid prior to normal retirement age they may be reduced, depending on the date benefits begin and the Participant's age and service.

  A Participant's normal retirement benefit is calculated under a formula which takes into consideration final average compensation, years of service up to 35, and benefits to be derived through Social Security and certain employee benefit plans. Final average compensation covered by the Pension Plan is based on the combined amounts set forth under the headings "Salary" and "Bonus" of the Summary Compensation Table for Messrs. Casey and Apostol.

  Benefits, computed on the basis of a straight life annuity, are payable upon early, normal and late retirement, and upon death of a Participant with at least five years of service. If benefits are paid in a form other than a straight life annuity to the Participant, they are adjusted actuarially to reflect the features of such other form.

  The following table illustrates the estimated annual normal retirement benefits payable under the Pension Plan. These benefit levels assume an employee's retirement at age 65 during 1993 and payment in the form of a single life annuity.

                                                  YEARS OF SERVICE
AVERAGE         -----------------------------------------------------------------------------------------
EARNINGS          15                 20                 25                 30                 35
- --------        ------             ------             ------             ------             -------
$125,000        23,580             33,018             42,455             51,893              61,330
$150,000        28,305             39,680             51,055             62,431              73,806
$175,000        33,030             46,343             59,656             72,968              86,281
$200,000        37,756             53,006             68,256             83,506              98,756
$225,000        42,344             59,470             76,596             93,722             110,848
$250,000        43,363             60,858             78,354             95,849             113,345
$275,000        43,363             60,858             78,354             95,849             113,345
$300,000        43,363             60,858             78,354             95,849             113,345
$400,000        43,363             60,858             78,354             95,849             113,345
$450,000        43,363             60,858             78,354             95,849             113,345
$500,000        43,363             60,858             78,354             95,849             113,345
$600,000        43,363             60,858             78,354             95,849             113,345
$700,000        43,363             60,858             78,354             95,849             113,345

  Notwithstanding the above table, benefits under the Pension Plan may not exceed certain limits imposed by the Internal Revenue Code (the "Code"). The maximum benefit payable in 1993 is $115,641. The table incorporates the Code limitations on compensation allowable under a qualified pension plan. The limit on compensation allowable in 1993 is $234,840; effective January 1, 1994 this limit has been lowered to $150,000, which has not been reflected in the table. In addition, the above estimated benefits are subject to limitations for employees who also participate in the Wellman, Inc. Retirement Plan and the Wellman, Inc. Employee Stock Ownership Plan. The estimated credited years of service under the Pension Plan for Messrs. Casey and Apostol are 25 and 23 years, respectively.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of the Corporation (the "Committee"), which is composed entirely of non-employee directors, met twice during fiscal 1993. The Committee has responsibility for administering the Corporation's annual Management Incentive Compensation and 1985 Incentive Stock Option Plans. The Committee is also responsible for making compensation recommendations to the Board with respect to the five executive officers whose fiscal 1993 compensation is disclosed on the Summary Compensation Table on page 7 of this proxy statement. In this capacity, the Committee determines the salary, management incentive plan awards and stock option grants for those executive officers, following administrative policies and practices which it establishes from time to time in accordance with the terms and provisions of the plans. This Committee Report describes the Corporation's officer compensation program strategy, the components of the compensation program, and the manner in which 1993 compensation determinations were made by the Committee with respect to the President and Chief Executive Officer, Mr. Thomas M. Duff. Similar determinations were made by the Committee with respect to the other four executive officers, based on recommendations submitted by Mr. Duff.

  Compensation Strategy. The Committee endeavors to maintain an officer compensation program which is competitive with the practices of public corporations of similar revenue size. The Committee retained the services of a compensation consultant to audit the competitiveness of executive officer salary levels, annual bonus opportunities and payments, and stock option grants relative to the practices of corporations of comparable revenue size. The survey companies used by the consultant include some, but by no means all, of the companies included in the peer groups shown on the Stock Performance Graph. The Committee believes a substantial component of executive officer total compensation should be based on the Corporation's profitability and on the increase in market value of its stockholders' investment. The Management Incentive Plan compensates executive officers commensurate with the Corporation's annual growth and profitability, and annual stock option grants ensure that their longer-term incentive compensation is directly related to increases in the market value of the Corporation's stock.

  The remainder of this Committee Report describes the components of the Corporation's officer compensation program and the manner in which these were administered in fiscal 1993.

  Base Salary. Base salary forms the competitive foundation of the officer compensation program. Executive officer salaries are administered by the Committee so as to ensure they remain competitive with practices of companies of comparable revenue size. The Committee periodically audits market practices to ensure executive officer salaries remain competitive in a manner which properly reflects the performance of the incumbent officers. Messrs. Duff, Christenson, Casey and Apostol currently have employment agreements which provide that their "annual base salary shall be reviewed for consideration of possible increases based on the executive's performance and other relevant circumstances in such a manner as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other peer executives of the company and its affiliated companies."

  Mr. Duff's salary was last adjusted by the Committee in November 1993. In determining the size of Mr. Duff's salary increase, the Committee took into account his existing salary in relation to competitive salary data furnished by its compensation consultant and its subjective evaluation of Mr. Duff's performance. The Committee considered similar information in approving salary increase recommendations submitted by Mr. Duff with respect to the other executive officers. Mr. Duff's 1993 annual salary approximates the 75th percentile of competitive practice for corporations with revenues of comparable size. The average 1993 salaries of the other executive officers were somewhat above the 50th percentile of competitive levels for their peers in corporations with revenues of comparable size.

  Management Incentive Plan. The Management Incentive Plan ("MIP") was first implemented in 1992. Annual bonuses earned by the executive officers, and other plan participants, are directly related to, and based upon, corporate (and for operating executives, their operating unit's) profit growth. Under the terms of the MIP, profit is defined as operating profit less a capital charge based on the net assets employed to generate these profits. The plan pays awards based on growth in annual profits. Unless profits exceed a base level established at the start of the year, no MIP awards are paid. The base level established for 1993 was exceeded. The base profit level increases each year reflecting the profit growth of the business to ensure that bonuses are directly related to incremental profit growth--i.e., the added value created for the Corporation's stockholders. The maximum MIP award which may be paid is 1.5x target levels. Payment of any awards earned in excess of this amount is deferred.

  Mr. Duff's target MIP award is 50% of base salary; the target awards for the other executive officers range from 20% to 50%. Of the executive officers named in the Summary Compensation Table, only Mr. Casey achieved his targeted MIP award.

  For fiscal 1993, the Committee recommended the payment of an annual bonus of $203,218 for Mr. Duff, which was consistent with the Corporation's profitability and the terms of the MIP.

  Stock Options. Annual stock option grants represent the third component of the Corporation's officer compensation program. Stock option grants permit optionees to share in the future growth in market value of the Corporation's common stock by allowing them to purchase shares of stock for a period up to ten years following date of grant at a price equal to the price of a share of common stock on the date the options were granted. To ensure stock options provide a longer-term stockholder value-based incentive, 20% of the options granted in a year become exercisable (i.e., the optionee can purchase the option shares) on the first through fifth anniversaries of the grant date, provided the optionee remains an employee of the Corporation.

  The Chief Executive Officer of the Corporation submits proposed stock option grants for the executive officers (other than himself) to the Committee for approval. In making the final determination of option grants, the Committee considers the individual executive's scope of responsibility, individual performance, the levels of profits and return on assets of the Corporation and of its operating divisions (with no specific target levels being established), competitive levels of option grants, and the aggregate number of options awarded to the executive to date. The Committee, in its discretion, assigns relative weights to these factors as it deems appropriate.

  The Option Grants Table on page 8 of this proxy statement shows the terms and size of 1993 stock option grants made to the executive officers named in the Summary Compensation Table. The Committee and the Board approved the grant of these options effective December 15, 1993. These grants were below the 50th percentile of competitive levels for Mr. Duff, and the average grants for the other executive officers fell approximately midway between the 50th and 75th percentiles of competitive practice for corporations of comparable revenue size based on data provided by the Committee's compensation consultant.

  The values shown under the "Potential Realized Value" column of this table represent an estimate of the potential value of these grants. These projections should not be construed as a forecast of future stock price or the compensation that will be realized from the actual exercise of these option share grants. Unless the future price of the Corporation's stock is higher than $17.375 per share, the price at the time the 1993 options were granted, these options will have no value.

  The table on page 9 of this proxy statement entitled "Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values" shows the total number of exercisable and unexercisable options which each executive officer was granted as of December 31, 1993 and the appreciated value of these grants based on the market price of the Corporation's common stock on that date. The Committee believes it is important for the executive officers to have a significant incentive based on increases in the market value of the Corporation. The option grants shown on the table reflect actions taken by the Committee and the Board of Directors, which are fully consistent with this intention and the compensation strategy previously described in this Committee Report.

  Certain amendments to the Option Plan designed to conform the plan to the new IRS definitions of performance-based compensation are being presented to the stockholders for their approval in order to help assure full deductibility of future awards. The Committee will continue to monitor future developments in this area, and to propose any further changes required to keep the Corporation's compensation programs in conformity with IRS guidelines.

  This report has been provided by the Compensation Committee.

                                          Jonathan M. Nelson (Chairman)
                                          Allan R. Dragone
                                          Richard F. Heitmiller

FIVE-YEAR PERFORMANCE COMPARISON

  The following graph compares the five-year cumulative total return for the Corporation's stock with the Standard & Poor's ("S&P") 500 Stock Index and the S&P Midcap 400 Index. Due to the unique nature of its operations, the Corporation believes there exists no appropriate or comparable line of business or industry index, nor could one be constructed, which would render a meaningful or accurate performance comparison. The Corporation has derived an average of approximately 80% of its total sales over the last three years from the sale of man-made fibers, primarily polyester. The Corporation believes that the polyester fiber manufacturing operations of its publicly-owned competitors, if such operations could be analyzed separately, would not represent as significant a proportion of their sales or operations. Further, the Corporation, which is the largest plastics recycler in the nation, believes it is the only major polyester fiber producer to utilize a significant amount of recycled waste raw materials in its fiber manufacturing operations.





                         [GRAPH APPEARS HERE]

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
             AMONG WELLMAN, INC., S&P 500, AND S&P MID-CAP 400


Measurement period              WELLMAN,       S&P       S&P MID-
(Fiscal year Covered)             INC.         500       CAP 400
- ---------------------           --------     --------    --------
Measurement PT -
12/31/88                        $100.00      $100.00     $100.00

FYE 12/31/89                    $188.06      $131.59     $135.46
FYE 12/31/90                    $ 96.23      $127.49     $128.46
FYE 12/31/91                    $121.74      $166.17     $192.67
FYE 12/31/92                    $116.23      $178.81     $215.57
FYE 12/31/93                    $102.89      $196.75     $245.53


  The above graph assumes $100 invested on December 31, 1988 in the Corporation's stock and $100 invested at that time in each of the two indices. The comparison assumes that all dividends are reinvested.

EMPLOYMENT CONTRACTS

  The Corporation has entered into change of control employment agreements with Messrs. Duff and Christenson. These agreements are intended to encourage such executives to remain in the employ of the

Corporation by providing them with greater security and to reinforce and encourage continued attention and dedication to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. A change of control is defined to include the acquisition by any person or group of 20% or more of the Corporation's then outstanding stock, a change in the majority of the Corporation's Board of Directors or approval of a reorganization, merger or consolidation by the Corporation's stockholders.

  The employment agreements (which include provisions for renewal and for automatic extension upon a change of control) provide for employment as officers of the Corporation at base salaries of $620,000 (effective April 1, 1994 and increasing to $680,000 in 1995) and $240,000, respectively, subject to increase in the discretion of the Board of Directors, plus participation in the Corporation's executive bonus plan. The Board increased Mr. Christenson's salary effective April 1, 1994 to $285,000.

  In addition, the executives are eligible to participate in all incentive, savings, retirement and welfare benefit plans applicable to other Corporation executives and shall receive reimbursement for expenses and automobiles. The agreements provide that if the executive is terminated prior to a change of control other than for cause or disability, he is entitled to his annual salary times a fraction, the numerator of which is the number of months remaining in the three year contract (plus renewals), and the denominator of which is 12, and his highest annual bonus times a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, plus all previously deferred compensation not yet paid. The executives are also entitled to receive all benefits through the remaining three years (plus renewals). The agreements further provide that, if the executive is terminated after a change of control, other than for cause or disability, or if the executive terminates for good reason (as defined in the agreement), the executive is entitled to receive his salary and bonus through the date of termination and a lump sum severance payment equal to three times the sum of his base salary and annual bonus (and certain other benefits). Further, an additional payment is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed.

  The Corporation has also entered into employment agreements with Messrs. Casey and Apostol which expire in 1994. The agreements provide for employment as officers of the Corporation at base salaries of $200,000, subject to increase in the discretion of the Board of Directors, plus in each case participation in the Corporation's executive bonus plan. The Board increased the salaries of Messrs. Casey and Apostol effective April 1, 1994 to $230,000 and $215,000, respectively. In addition, the executives are eligible to participate in all incentive, savings, retirement and welfare benefit plans applicable to other Corporation executives and shall receive reimbursement for expenses and automobiles. The agreements further contain a non-competition clause restricting the executives from competing with the Corporation or any of its subsidiaries or affiliates during the term of the agreements and for a period of 12 months thereafter, except under certain circumstances.

  Wellman International Investments Limited ("WIIL"), a subsidiary of the Corporation, is a party to a multi-year employment contract with Mr. Beckwith which expires on December 31, 1996. Under the agreement, Mr. Beckwith's annual base salary is (Pounds)110,000, which is subject to increase from time to time as agreed upon by the parties. The parties increased Mr. Beckwith's salary to (Pounds)168,000 (approximately $251,000) in 1993 and (Pounds)174,000
(approximately $260,000) in 1994. WIIL may terminate the agreement at any time for cause or in the event of Mr. Beckwith's incapacity for a continuous period of 364 days or a total of 364 days (including Saturdays and holidays) in any 24 month period. The agreement contains a covenant not to compete restricting Mr. Beckwith from competing with the Corporation or any of its subsidiaries in the United Kingdom or Ireland for a period of six months.

OTHER INFORMATION

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1993 all Section 16(a) filing requirements applicable to its insiders were complied with except that a trust for which Mr. Apostol serves as trustee inadvertently failed to timely file an initial report of its holdings as required by Section 16.

  Mr. Vandenberg is the President and a director of Glasstech Industries, Inc. ("Glasstech"), a portfolio company of NCPAB, and a director and vice chairman of Glasstech's operating company subsidiary. Glasstech filed for protection under federal bankruptcy laws in 1993.

            PROPOSED AMENDMENTS TO 1985 INCENTIVE STOCK OPTION PLAN

  The Corporation presently maintains the Wellman, Inc. 1985 Incentive Stock Option Plan, as amended (the "Option Plan"), which was adopted by the Corporation's stockholders on May 17, 1988. On February 24, 1994, the Board adopted amendments to the Option Plan (i) to increase the number of shares of Common Stock issuable under the Option Plan by 1,500,000; (ii) to extend the term of the Option Plan from December 15, 1995 to December 15, 1997; (iii) to lengthen the period when an option may be exercised after termination of employment in the event of death, disability or retirement to three years after such termination; (iv) to provide for the forfeiture of all future options granted under the Option Plan upon termination of employment to compete with the Corporation; and (v) to permit the transfer of options to members of the immediate family of an Option Plan participant if the stock option agreement provides for such transferability and no consideration is received by the participant for such transfer. The number of shares heretofore made available for the Option Plan's purposes has been completely depleted. As of December 31, 1993, 450,148 shares of Common Stock had been issued pursuant to the Option Plan. The lengthening of the option term in the event of death, disability or retirement is intended to enable retiring participants to better plan their tax situation and for participants in unfortunate circumstances beyond their control to have flexibility in the timing of their option exercises. The transferability of options is proposed to permit participants to minimize their estate taxes.

  In addition, the Board has adopted, and proposes that the stockholders approve, an amendment to the Option Plan which provides that during the remaining term of the Option Plan no one individual may, in the aggregate, receive more than 20% of the total shares granted in any one year under the Option Plan. This amendment is intended to bring future grants of options under the Option Plan into full conformity with the performance-based compensation requirements recently adopted by Congress. Beginning in 1994, this new legislation provides that the Corporation will not be able to deduct compensation paid to its five executive officers named in the Summary Compensation Table in excess of $1,000,000 unless the compensation meets the definition of "performance-based compensation" set forth in the legislation. Non-deductibility would result in additional tax costs to the Corporation and its stockholders. The stockholder approval requested by this proposal will assist in enabling awards made under the Option Plan to meet the requirements to qualify as "performance-based compensation", thereby enabling the Corporation to achieve maximum tax deductibility of such compensation costs.

  If the amendments to the Option Plan are not adopted, the Option Plan as in effect prior to such amendments would remain in effect.

BOARD RECOMMENDATION

  The Board recommends a vote FOR the ratification of the amendments to the Option Plan. Approval of the amendments will require the favorable vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present.

DESCRIPTION OF THE OPTION PLAN

  The principal features of the Option Plan are summarized below, but such summary is qualified in its entirety by reference to the terms of the Option Plan. Copies of the Option Plan are available upon request from the Corporation.

  Participation. Key executive and managerial employees (including officers, whether or not they are directors) of the Corporation are eligible to receive options under the Option Plan. A director of the Corporation who is not a full-time employee of the Corporation shall not be eligible to receive options. Approximately 226 employees have been granted options under the Option Plan as of December 31, 1993. As now amended, the Option Plan also provides that no one individual may receive more than 20% of the total shares granted in any one year under the Option Plan.

  Administration. The Option Plan is administered by the Compensation Committee of the Board, which determines the employees eligible for options, the number of shares subject to each option, and interprets and construes the terms of the Option Plan.

  Terms of Options. The options granted pursuant to the Option Plan on or before December 21, 1987 were originally incentive stock options ("ISOs") as defined in Section 422A of the Code and those granted after December 21, 1987 are not ISOs. On March 4, 1988, the Board determined that on or before January 15, 1989 optionholders could, at their election, convert their unexercised ISOs into non-qualified stock options. All of the outstanding options were so converted. To compensate the optionee for the taxes which would be payable when the converted option is exercised, the optionee receives a bonus payment equal to 45% of the difference between the exercise price and the lesser of the market price at the date of exercise or $12.50 per share. The Corporation is entitled to an income tax deduction in an amount equal to the fair market value of the shares as to which the option is exercised.

  Options granted under the Option Plan are vested and exercisable to the extent of 20% of the total number of shares to which it pertains beginning one year after the date it is granted and as to an additional 20% beginning on each of the second, third, fourth and fifth anniversaries of the date it is granted; provided that (i) if the optionee's employment by the Corporation is terminated for cause (as defined in the Option Plan), the option shall not be vested or exercisable to any extent, (ii) if the optionee's employment is terminated by reason of death or disability, any options granted shall be deemed vested and exercisable to the extent of 30% of the total number of shares to which it pertains one year after the date of grant, an additional 10% on the second anniversary of the date of grant, and an additional 20% beginning on each of the third, fourth and fifth anniversaries of the date of grant, and (iii) in the event of a change of control of the Corporation (as defined in the Option
Plan), all outstanding options become immediately exercisable.

  The exercisable portion of the options may be exercised for a period of 10 years and 1 day, in the case of options granted on or before December 21, 1987, or 11 years, in the case of options granted after December 21, 1987, from the date of grant of the option, provided that such period shall not exceed 5 years, in the case of options granted on or before December 21, 1987, or 6 years, in the case of options granted after December 21, 1987, from the date of grant in the case of options granted to an individual possessing more than 10% of the combined voting power of all classes of stock of the Corporation or any parent or subsidiary corporation of the Corporation (a "10% Holder").

  The option price shall not be less than the fair market value of the Common Stock on the date of the grant, except that the option price for options granted to a 10% Holder shall not be less than 110% of such fair market value.

  Termination of Options. Options terminate three months after termination of employment by the Corporation except (i) if optionee's employment is terminated by reason of death or disability or upon retirement at or after age 65, then the period during which the vested and exercisable portion of the option may be exercised by the executor or administrator of the estate of the optionee, or by the person or persons to whom the option shall have been validly transferred pursuant to will or the laws of descent and distribution, or by the optionee shall not exceed three years after such death, disability or retirement (but not subsequent to the expiration of the option), or (ii) if the optionee's employment is terminated for cause (as defined in the Option Plan) or if the optionee's employment is voluntarily terminated and the optionee subsequently competes with the Corporation, then the option shall not be exercisable at any time. Options are not transferable except by will or the laws of descent and distribution or, if so provided in the option agreement, to members of the optionee's immediate family if no consideration is paid to the optionee for such transfer.

  Stock Dividends or Splits. Appropriate adjustments will be made in the number of shares covered by each option and to the option price in the event of any change in the voting stock of the Corporation by reason of any recapitalization, merger, consolidation, split-up, combination or exchange of voting stock at a price substantially below market value or of any similar change affecting the Corporation's voting stock.

  Duration and Amendment of Plan. The Option Plan shall remain in effect until all shares subject or which may become subject to the Option Plan shall have been purchased pursuant to options; provided that no grant shall be made under the Option Plan after December 15, 1997, and the Board may terminate the Option Plan prior to that date. Amendments may be made by the Board of Directors, provided, however, that no action of the Board may (i) increase the maximum number of shares covered by the Option Plan, other than adjustments in the case of stock dividends or splits as discussed above, (ii) change the manner of determining minimum option prices, or (iii) change the period when options may be granted or exercised. No termination or amendment may adversely affect the rights of existing optionees without their consent.

  Federal Income Tax Consequences. Options issued under the Option Plan are intended to be treated as non-qualified stock options ("non-qualified options"). The grant of a non-qualified option does not result in recognition of income to the optionee. Except as described in the following paragraph, upon the exercise of a non-qualified option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option price is taxed to the optionee as ordinary income. The Corporation is entitled to a deduction in the amount of the ordinary income realized by the optionee. At such time as the optionee sells shares issued to him upon exercise of his non-qualified option, he will realize gain or loss in an amount equal to the difference between the fair market value of the shares on the date of exercise and the selling price.

  In the event a non-qualified option is exercised by an executive officer subject to Section 16(b) of the Securities Exchange Act of 1934, the shares issued to such officer are treated as being subject to a substantial risk of forfeiture within the meaning of Section 83(a) of the Code for the 6-month period during which Section 16(b) applies. Thus, the executive officer will include in income and the Corporation may deduct, at the end of such six-month period rather than at the time the option was exercised, the difference between the fair market value of the shares at the end of the six-month period and the option price, and the executive officer's holding period will begin at that time. However, the executive officer may elect, under the provisions of Section 83(b) of the Code, within 30 days after the exercise of the option, to treat the shares acquired upon such exercise as not being subject to a substantial risk of forfeiture.

  The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Option Plan. Optionees may also be subject to state and local taxes in connection with the grant exercise of non-qualified options granted under the Option Plan and the sale or other disposition of shares acquired upon exercise of options.

                     RATIFICATION OF SELECTION OF AUDITORS

  The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of Ernst & Young as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1994 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Ernst & Young will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

  The firm of Ernst & Young has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

  All professional services rendered by Ernst & Young during the year ended December 31, 1993 were furnished at customary rates.

  The ratification of the selection of independent auditors requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present.

  The Board recommends a vote FOR ratification of Ernst & Young as independent auditors for the fiscal year ending December 31, 1994.

                              STOCKHOLDER PROPOSAL

  Local 2398, Amalgamated Clothing & Textile Workers Union ("ACTWU"), P.O. Box 1073, Johnsonville, South Carolina, the beneficial owner of 200 shares of Common Stock, has advised the Corporation that it intends to introduce the following resolution (the "Stockholder Proposal") at the Corporation's 1994 Annual Meeting for the reasons given:

  RESOLVED: That the shareholders of Wellman, Inc. hereby request the Board of Directors to redeem the shareholder rights issued on August 6th 1991 unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible.

SUPPORTING STATEMENT

  At the 1993 annual meeting Wellman shareholders spoke loudly and clearly on the same proposal when they supported our call for a vote on the Company's poison pill rights plan. This proposal received 53.1% of all votes cast at last year's meeting.

  Our board took no action in response to this vote, demonstrating its arrogance toward the will of the true owners of Wellman. This is not a new phenomena. Wellman's board has repeatedly been unable to garner sufficient support for other proposals with anti-takeover and/or management entrenchment effects, including the adoption of a classified board of directors.

  We are surprised by the Board's lack of responsiveness to last year's vote however, given the poor stock performance of our company. As of December 1993 the stock price of Wellman was only 40% of its all-time high, which was reached over four years ago.

  Our company's poison pill rights plan was unilaterally created by the Board of Directors in August of 1991, when they declared a dividend of one common stock purchase right for each outstanding share of common stock. We believe this "flip in" type plan will tend to entrench management and depress our Company's stock price.

  Rights plans like our company's have become increasingly unpopular in recent years. A majority of shareholders at Allergan, Hartmarx and Bowater asked management to repeal or redeem poison pills in 1993.

  The effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of poison pill rights plans states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that come from increased bargaining leverage of the target management." Another study, by Professor Michael Ryngaert published in 1988, examined poison pill plans adopted through 1986 and singled out rights plans such as the one authorized by our company for their negative effect on shareholder value.

  In last year's proxy statement the Company argued that "the real issue is whether the Corporation's stockholders trust the Board to utilize this tool. . . ." In our view last year's vote in favor of this proposal indicates that a majority of the voting shareholders do not trust the Board to make such a decision.

  In light of what can at best be described as the debatable economic benefit of our common share rights and the undeniably undemocratic way in which they were assigned, and continue to be maintained, we believe these rights should either be redeemed or voted on.

  We urge shareholders to vote for this resolution.

BOARD RECOMMENDATION

  THE BOARD STRONGLY OPPOSES THE STOCKHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT. AT LAST YEAR'S ANNUAL MEETING, ONLY 34% OF THE OUTSTANDING SHARES WERE VOTED IN FAVOR OF THIS RESOLUTION.

  The Corporation's Stockholder Rights Plan (the "Plan") is designed to provide your Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of your investment in the Corporation. Under Delaware law, the Board has a fiduciary responsibility to undertake this task and accordingly has a duty to oppose unfair takeover offers. The Delaware Supreme Court has held that adoption of a rights plan is a valid exercise of a Board's business judgment when the rights plan is adopted to help the Board better fulfill its fiduciary duties. Federal and state courts interpreting Delaware law have repeatedly validated the use of rights plans during actual takeover contests as a useful and legitimate tool available to directors in fulfilling their fiduciary duties. Over 1,400 publicly held companies have adopted stockholder rights plans.

  The Board believes that the Plan preserves and protects value for all stockholders of the Corporation. The Plan enables the Board of Directors to respond in an orderly and considered manner to an unsolicited bid. It puts the Board in a better position to defend against unfair offers, such as coercive, partial or two-tiered bids and stock accumulation programs in which all stockholders do not share in the premium associated with a change in control. The Plan positions the Board to negotiate a higher price for the stockholders, from the original bidder or a third party, when the sale of the Corporation is considered to be in the best interests of the Corporation and its stockholders. The Plan also permits the Board to deal more effectively with "greenmail" transactions where an acquiring person seeks a large short-term profit at the expense of the Corporation and stockholders.

  It is important to note that the Plan is not intended to prevent a bidder from making a tender offer for the Corporation and it will not do so. The basic objective of the Plan is to encourage prospective acquirors to negotiate with the Board of Directors. The Board's ability to negotiate with a potential acquiror on behalf of all stockholders is significantly greater than that of the stockholders individually.

  The Plan also gives the Board a greater period of time within which it can properly evaluate the proposed offer. This additional time is important because hostile bidders frequently rely on the twenty business day offering period to "stampede" stockholders into accepting their offer at an unfair price. The 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission, which is referred to in the ACTWU's Supporting Statement, noted that of thirteen companies that were acquired, each with a rights plan, all received bids that were superior to those offered initially.

  A March 1988 study by Georgeson & Co., a major proxy solicitor, found that companies with rights plans received premiums which were on average 69% higher in takeover contests than the premiums received by companies without such plans. Even though a bidder may offer a premium over the current market price of the target company's stock, that premium does not necessarily recognize the inherent value of the target company. The bidder, of course, can be expected to act in its own self interest, in other words to try to acquire the target company as cheaply as possible and to pressure stockholders into selling. The Plan provides, in the Board's opinion, valuable stockholder protection against that happening.

  ACTWU suggests that the Plan may have a negative effect on the trading value of the Corporation's stock. However, there is no evidence that the adoption of the Plan has depressed the Corporation's stock price.

  The Board's overriding objective in adopting the Plan was to preserve the Corporation's long-term value for the benefit of all of its stockholders. The Board believes there is strong empirical evidence that such plans better position the Board to negotiate the most attractive and fair price for all stockholders.

  The Board believes that the proper time to consider redemption of the rights issued under the Plan is when a specific offer is made to acquire the Corporation's stock. Redemption of the rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board so that the stockholders are treated fairly.

  The true test of the benefits of the Plan is how it is used in practice. The question of a stockholder vote on the Plan misses the point. The real issue is whether the Corporation's stockholders trust the Board to utilize this tool properly if and when the need arises. This Board will, as fiduciaries, properly consider the interest of all stockholders if there is ever such an offer.

  For the above reasons, the Board recommends that the shareholders vote AGAINST the adoption of the Stockholder Proposal.

  The affirmative vote of a majority of the total quorum is necessary to adopt the Stockholder Proposal. Unless otherwise indicated, the persons named on the proxy will vote all proxies AGAINST the Stockholder Proposal.

                                 OTHER MATTERS

  Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote therein in accordance with their best judgment.

                              FINANCIAL STATEMENTS

  The financial statements of the Corporation are contained in the 1993 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Under the regulations of the Securities and Exchange Commission, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 1995 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702 and must be received at that address on or before December 20, 1994, in order to be included in the Corporation's proxy relating to the 1995 Annual Meeting.

                       EXPENSE OF SOLICITATION OF PROXIES

  All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation. The Corporation has retained Georgeson & Co. to assist in this solicitation at an estimated cost of $13,000 which will be borne by the Corporation.

                                          By order of the Board of Directors,

                                          DAVID K. DUFFELL
                                          Secretary

New York, New York
April 18, 1994

                         WELLMAN, INC.
                      AMENDED AND RESTATED
                1985 INCENTIVE STOCK OPTION PLAN

                    Dated as of May 17, 1994


1.  Purpose:
    -------

    This 1985 Incentive Stock Option Plan, as amended (the "1985 Incentive Plan") is intended as an incentive and to encourage stock ownership by certain key executive and managerial employees of Wellman, Inc. (the "Company") so that they may acquire a, or increase their, proprietary interest in the success of the Company, and to encourage them to remain in the employ of the Company. The options granted before December 22, 1987 pursuant to the 1985 Incentive Plan shall be incentive stock options ("ISOs") as defined in Section 422A of the Internal Revenue Code of 1954, as from time to time amended (the "Code"). The options granted after December 21, 1987 pursuant to the 1985 Incentive Plan shall not be incentive stock options and the terms of any options issued after December 21, 1987 shall provide that it will not be treated as an incentive stock option. The 1985 Incentive Plan shall be interpreted to conform to the requirements of Section 422A with respect to options granted before December 22, 1987. Hereinafter, options granted pursuant to the 1985 Incentive Plan shall be referred to as "Options".

2.  Administration:
    --------------

    The 1985 Incentive Plan shall be administered by the members of the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall from time to time at its discretion determine employees eligible for Options to be granted under the 1985 Incentive Plan, the number of shares subject to each Option, and such other matters specifically delegated to it under this 1985 Incentive Plan.

    In determining the grant of ISOs to eligible employees, for years prior to 1987 the aggregate market value of shares of Common Stock (the "Shares") underlying ISOs granted in any calendar year ("grant year") under the 1985 Incentive Plan and of ISOs granted in such grant year by the Company, its parent, or any subsidiary, as the terms "parent" and "subsidiary" are defined in Section 425(h) of the Code, and the predecessors of any such corporation (collectively, the "Employer Group") under any other incentive stock option plan to an individual shall not exceed $100,000 plus the amount of "unused limit carryover" to such year as determined by Section 422 A(c)(4) of the Code.

    The Committee shall have the final authority to interpret and construe the terms of the 1985 Incentive Plan and of any Option. No member of the Committee shall be liable for any action, interpretation or construction made in good faith with respect to the 1985 Incentive Plan or any Option.

    3.  Eligibility:
        -----------

    Key executive and managerial employees (including officers, whether or not they are directors) of the Company shall be eligible to receive Options. A director of the Company who is not a full time employee of the Company shall not be eligible to receive Options. An eligible employee holding stock options and Options may receive additional Options.

    4.  Stock:
        -----

    The stock subject to Options shall be voting Shares of the Company's authorized but unissued voting Shares or the voting Shares held by the Company in its treasury. The total amount of the Shares on which Options may be granted pursuant to this 1985 Incentive Plan may equal but shall not exceed in the aggregate 3,508,000 voting Shares. * Such number of Shares shall be adjusted in accordance with the provisions of Article 5(i).

      In the event that an Option expires or is terminated the Shares allocable to the unexercised portion of such Option may again be subjected to an Option.

5.    Terms and Conditions of Options:
      -------------------------------

      Options shall be evidenced by agreements in such form as the Committee shall from time to time determine, which

- ------------------

 *Originally 504,000, as adjusted for a two-for-one stock split effective June 15, 1989, and as amended on May 22, 1990 to add
1,000,000 Shares and as further amended on May 17, 1994 to add
1,500,000 Shares.

agreements shall comply with and be subject to the following terms and conditions:

         (a)  Option Period:
              -------------

              The vested and exercisable portion of the Option, as determined in accordance with Article 5(e), may be exercised for a period of 10 years from the date that the Option is granted (except that such period shall be 11 years if the Option is granted after December 21, 1987), provided, however that: (i) in the case of an Option granted to an individual who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder"), such period shall not exceed five years from the date of grant (except that such period shall not exceed six years from the date of grant if such date is after December 21, 1987); (ii) in the event that an optionee shall voluntarily resign, provided, with respect to Options granted on or after May 17, 1994, that such optionee does not subsequently compete with the Company, or an optionee's employment is terminated without cause, the period during which the vested and exercisable portion of the Option may be exercised shall not exceed three months after such termination (but not subsequent to the expiration of the Option); (iii) in the event that an optionee's employment is terminated by reason of death or disability (as that term is defined in Section 22(e)(3)) or upon voluntary retirement on or after 65 years of age, then the period during which the vested and exercisable portion of the Option may be exercised shall not exceed three years after such death, disability or retirement (but not subsequent to the expiration of the Option); and (iv) in the event that an optionee's employment is terminated for cause (as hereinafter defined in subparagraph (1) of this paragraph) or, with respect to Options granted on or after May 17, 1994, if the optionee shall voluntarily resign and such optionee subsequently competes with the Company then the Option shall not be exercisable at any time.

         (b)  Number of Shares:

              Each Option shall state the number of Shares to which it pertains.

         (c)  Option Price:

              Each Option shall state the option price, which shall be not less than 100% of the fair market value per voting Share on the date of the granting of the Option. In the case of an Option granted to a Ten

         Percent Stockholder, this option price shall not be less than 110% of the fair market value per voting Share on the date of the granting of the Option. The fair market value on the date of the granting of the Option shall be determined by the Committee.

         (d)  Medium and Time of Payment:

              The option price shall be payable in United
         States dollars upon the exercise of the Option and may be paid in cash or by personal or certified check, bank draft or postal or express money order.

         (e)  Vesting of Option:

              Each Option shall be vested and exercisable to the extent of 20% of the total number of Shares to which it pertains beginning one year after the date it is granted and as to an additional 20% beginning on each of the second, third, fourth and fifth anniversaries of the date it is granted, provided, however that: (i) in the event that an employee is terminated for cause (as hereinafter defined in subparagraph (1) of this paragraph) or, with respect to Options granted on or after May 17, 1994, an employee voluntarily resigns and subsequently competes with the Company, his Option shall not be deemed vested or exercisable to any extent; (ii) in the event that an employee's employment is terminated because of death or disability, any Option granted to him shall be deemed vested and exercisable to the extent of 30% of the total number of Shares to which it pertains one year after the date it is granted, an additional 10% beginning on the second anniversary of the date it is granted; and (iii) all Options shall be exercisable in full upon the occurrence of a Change in Control of the Company. For purposes of this Article 5(e) and
         Article 5(a), termination of employment shall be considered to occur when an employee is no longer a full-time employee of the Company or of any parent or subsidiary corporation of the Company; whether an authorized leave of absence or absence on military or government service shall constitute termination of employment for purposes of the 1985 Incentive Plan shall be determined by the Committee; and the Committee shall determine whether a termination is with or without cause, a voluntary retirement, due to disability, or whether an optionee subsequent to termination competes with the Company. For purposes of this Article 5(e), a "Change in Control" shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of the period.

         (f)  Serial Exercise:

              For grants of ISOs prior to 1987, the Option
         Agreement shall provide that an ISO shall not be exercisable and no put or call shall be allowed while there is outstanding any incentive stock option as defined in Section 422A of the Code previously granted under the 1985 Incentive Plan or under another incentive stock option plan as defined in Section 422A of the Code to the optionee with respect to stock in a member of the Employer Group. For this purpose, an incentive stock option shall be considered outstanding until it is exercised in full or expires by reason of lapse of time. For Options granted after 1986, the Option Agreement shall not contain such sequential exercise requirement.

         (g) Non-Transferability:

              An Option shall be exercisable during the optionee's lifetime only by him or his Permitted
         Transferee (as hereinafter defined) and after his death only by his personal representative, and the Option shall not be assignable or transferable by him, otherwise (i) than by will or the laws of descent or distribution or (ii) to a Permitted Transferee if the stock option agreement provides for such transferability and no consideration is received by the optionee for such transfer. For purposes of this Article
         5(g), a "Permitted Transferee" shall be a member of the immediate family (i.e., parent, spouse or child) of the optionee. Once so transferred, it shall not be further transferable. Any transferee shall be required to provide evidence of transfer satisfactory to the Committee. No transfer by the optionee by will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option.

         (h)  Investment Representation:

              Each Option Agreement may provide that, upon demand by the Committee for such a representation, the optionee (or any permissible transferee of the option under Article 5(g)) shall deliver to the Committee at the time of any exercise of an Option or portion thereof a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option and prior to the expiration of the Option period shall be a condition precedent to the right of the optionee or such other transferee to purchase any Shares.

         (i)  Adjustments in Event of Change in Voting
              Shares:

              In the event of any change in the voting
         Shares of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of voting Shares at a price substantially below fair market value, or rights offering to purchase voting Shares, or of any similar change affecting the voting Shares, the number and kind of Shares which thereafter may be optioned and sold under the 1985 Incentive Plan and the number and kind of Shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable in its discretion to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the 1985 Incentive Plan.

         (j) Rights as a Shareholder:

              An optionee or a transferee of an Option shall have no rights as a shareholder with respect to Shares covered by his Option until the date as of which a stock certificate is issued to him for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

         (k)  No Right to Continued Employment:

              The Option Agreement shall not confer upon the optionee any right with respect to continuance of employment by the Company or a parent or subsidiary corporation of the Company, nor shall it interfere in any way with the right of his employer to terminate his employment at any time.

         (1)  Definition of Cause:

              The term "cause" in the context of a termination of employment means only one or more of the following: (a) the commission in the course of employment of any dishonest or fraudulent act; (b) conviction of a felony (from which, through lapse of time or otherwise, no successful appeal shall have been made) whether or not committed in the course of employment; (c) the willful refusal to carry out reasonable instructions of the Chairman of the Board of Directors of the Company which has a material adverse affect upon the Company; and (d) the willful disclosure of any trade secrets or confidential corporate information to persons not authorized to know same.

         (m) Other Provisions:

              The Committee may, as a condition precedent to the exercise of any Option, require the holder of the Option (including, in the event of his death, his legal representatives, legatees or distributees) to enter into such agreements or to make such representations as may be required to make lawful under the laws of the U.S. or any foreign country the exercise of the Option and the ultimate disposition of the Shares acquired by such exercise.
              The Option Agreements authorized under the 1985 Incentive Plan shall contain such other provisions, consistent with the 1985 Incentive Plan, as the Committee shall deem advisable.

6.  Term of 1985 Incentive Plan:
    ---------------------------

    Subject to Article 8, the 1985 Incentive Plan shall remain in effect until all Shares subject or which may become subject to the 1985 Incentive Plan shall have been purchased pursuant to Options; provided that no grant shall be made under the 1985 Incentive Plan after December 15, 1997.

7.  Indemnification of Committee:
    ----------------------------

    To the full extent permitted by law, the Company shall indemnify each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee.

8.  Amendment of the 1985 Incentive Plan:
    ------------------------------------

    The Board of Directors of the Company may from time to time amend, suspend or discontinue the 1985 Incentive Plan, provided, however that, subject to the provisions of Article 5(i), no action of the Board of Directors or of the Committee may: (i) increase the number of Shares subject to the 1985 Incentive Plan pursuant to Article 4; (ii) permit the granting of any Option at a price less than that determined in accordance with Articles 5(c); or (iii) permit the granting of Options which expire beyond the period provided for in Article 5(a). Without the written consent of an optionee, no amendment or suspension of the 1985 Incentive Plan shall alter or impair any Option previously granted to him under the 1985 Incentive Plan.

9.  Application of Funds:
    --------------------

    The proceeds received by the Company from the sale of Shares pursuant to Options will be used for general corporate purposes.

10.  No Obligation to Exercise Option:
     --------------------------------

    The granting of an Option shall impose no obligation upon the optionee to exercise such Option.

                                 WELLMAN, INC.
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION FOR
                          ANNUAL MEETING MAY 17, 1994

  The undersigned hereby appoints THOMAS M. DUFF, CLIFFORD J. CHRISTENSON and DAVID K. DUFFELL, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the Undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held May 17, 1994 or at any adjournment thereof.

  1. ELECTION OF DIRECTORS: [_] FOR the nominees listed below (except as marked to the contrary below), [_] WITHHOLD AUTHORITY to vote for the nominees listed below.

        C. WILLIAM BECKWITH    PETER H. CONZE    ALLAN R. DRAGONE
        THOMAS M. DUFF   RICHARD F. HEITMILLER   JONATHAN M. NELSON
          JAMES E. ROGERS   RAYMOND C. TOWER   ROGER A. VANDENBERG

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

     ---------------------------------------------------------------------------
  2. Proposal to approve the amendments of the Wellman, Inc. 1985 Incentive
     Stock Option Plan, as amended. [_] FOR   [_] AGAINST   [_] ABSTAIN

  3. Proposal to ratify the selection of Ernst & Young as independent auditors of the Corporation for the fiscal year ending December 31,
     1994.   [_] FOR   [_] AGAINST   [_] ABSTAIN

  4. Stockholder proposal to request the Board to redeem the shareholder rights issued on August 6, 1991 unless the issue is approved by the
     majority of stockholders.   [_] FOR   [_] AGAINST   [_] ABSTAIN

  5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                 (Continued and to be signed on the other side)

                          (Continued from other side)

  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

                                             Dated: .................... , 1994
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                                                        Signature(s)

                                             NOTE: Joint owners should each
                                             sign. When signing as attorney,
                                             executor, administrator, trustee
                                             or guardian, please give full
                                             title as such.

                  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.